[EVERSHEDS SUTHERLAND (US) LLP]

CONSENT OF EVERSHEDS SUTHERLAND (US) LLP

We consent to the reference to our firm in the Statement of Additional Information included in Post-Effective Amendment No. 20 to the Registration Statement on Form N-4 for the Century II Freedom individual flexible premium deferred variable annuity contracts, issued through the Kansas City Life Variable Annuity Separate Account (File No. 333-98805).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

EVERSHEDS SUTHERLAND (US) LLP

By:   /s/ Stephen E. Roth
Stephen E. Roth
Washington, D.C.
April 27, 2018